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                                                                    EXHIBIT 99.1


                    TEXT OF PRESS RELEASE DATED MARCH 5, 1998



FOR IMMEDIATE RELEASE

ARBOR SOFTWARE CORPORATION ANNOUNCES OFFERING OF CONVERTIBLE SUBORDINATED NOTES

Sunnyvale, California, March 5, 1998 -- Arbor Software Corporation ("Arbor") announced today that, subject to market and other conditions, it is seeking to raise approximately $75 million through a private offering of convertible subordinated notes within the United States to qualified institutional investors (excluding an option to purchase up to an additional $11.25 million principal amount of notes to cover over-allotments, if any). The notes would have a term of seven years and would be convertible into Arbor Common Stock. No other terms were disclosed.

Arbor stated that it expects to use the net proceeds of the offering to strengthen its financial condition, to provide working capital and for general corporate purposes, and to provide itself with additional financial flexibility to take advantage of business opportunities as they may arise. Arbor also stated that although it continually evaluates potential acquisitions of complementary businesses, products and technologies, it currently has no agreements, understandings or commitments with respect to any proposed acquisitions or investments.

The securities being offered will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act of 1933 and applicable state securities laws or available exemptions from registration requirements.